SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934

Date of Report:  January 1, 2009

NeoMedia Technologies, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-21743	36-3680347
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Concourse Parkway, Suite 500, Atlanta, GA	30328
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code:	(678) 638-0460

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Effective January 1, 2009 (the “Effective Date”), the Board of Directors (the “Board”) of NeoMedia Technologies, Inc., a Delaware corporation (the “Company”) appointed Ms. Laura Marriott to serve as a member of the Board until the next annual meeting of the Company’s stockholders or until her successor is duly elected, qualified and seated.  Ms. Marriott had recently served as President of the Mobile Marketing Association (“MMA”) since July 15, 2005 and prior to that, she served as Director of Marketing for Intrado, Inc. from April 1, 2003 through July 14, 2005.  Effective January 1, 2009 Ms. Marriott became President Emeritus and a member of the Board of Advisors of the MMA.

In addition to the standard compensation and benefits offered to non-executive Board members (including, without limitation, a retainer amount equal to $16,000 per annum plus $4,000 per quarterly and annual meeting), the Company granted Ms. Marriott options to purchase Five Million (5,000,000) shares of the Company’s common stock at the fair market value price of the Company’s common stock at the date of grant (which such price shall not be less than par), one quarter of which shall vest on each anniversary of the Effective Date commencing on January 1, 2010 over four (4) years.

The Company issued a press release announcing the appointment of Ms. Marriott, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(a)           Not applicable.

(b)           Not applicable.

(c)           Not applicable.

(d)           Exhibit No. Description:

EXHIBIT	DESCRIPTION	LOCATION
Exhibit 99.1	Press Release	Provided herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 7, 2009	NEOMEDIA TECHNOLGIES, INC.

	By:	/s/ Michael W. Zima
Name: Michael W. Zima
Its: Chief Financial Officer